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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

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                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 13, 2007

                             THE TOPPS COMPANY, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                       000-15817             11-2849283
(State or other jurisdiction of    (Commission File Number)    (IRS Employer
         incorporation)                                      Identification No.)

          ONE WHITEHALL STREET, NEW YORK, NY                     10004-2109
       (Address of principal executive offices)                  (Zip Code)

                                  212-376-0300
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

                  Check the appropriate box below if the Form 8-K filing is
intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

                  [ ] Written communications pursuant to Rule 425 under the
Securities Act (17 CFR 230.425)

                  [X] Soliciting material pursuant to Rule 14a-12 under the
Exchange Act (17 CPR 240.14a-12)

                  [ ] Pre-commencement communications pursuant to Rule 14d-2(b)
under the Exchange Act (17 CFR 240.14d-2(b))

                  [ ] Pre-commencement communications pursuant to Rule 13e-4(c)
under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01         OTHER EVENTS.

                  As previously announced, on March 5, 2007, Tornante-MDP Joe
Holding LLC ("Parent"), Tornante-MDP Joe Acquisition Corp, a wholly-owned subsidiary of Parent ("Merger Sub"), and The Topps Company, Inc. ("Topps" or the
"Company") entered into an Agreement and Plan of Merger (the "Merger
Agreement"), under which Merger Sub would merge with and into Topps, with Topps continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each issued and outstanding share of common stock, $0.01 par value per share, of
Topps would be converted into the right to receive $9.75 in cash, without interest.

                  The Board of Directors (the "Board") of Topps approved the
Merger Agreement by a vote of 7 to 3, with Allan A. Feder, Stephen D. Greenberg,
Ann Kirschner, David M. Mauer, Jack H. Nusbaum, Arthur T. Shorin and Richard
Tarlow voting in favor of the Merger Agreement, and Arnaud Ajdler, Timothy E.
Brog and John J. Jones opposing.

                  The Merger Agreement permits Topps to solicit alternative
proposals for a period of 40 days from March 5, 2007, commonly known as a
"go-shop" provision. At the March 5, 2007 Board meeting at which the Merger
Agreement was approved, the Board concluded that the presently constituted Ad
Hoc Committee, which consists of Messrs. Ajdler, Brog, Feder and Greenberg, would be charged with the responsibility of monitoring Topps' progress with the go-shop process, and would report developments from time to time to the full
Board. The Board made this judgment notwithstanding the fact that Messrs. Ajdler and Brog voted against the Merger Agreement because the Board understood that their primary objection to the Merger Agreement was that, in their view, an inadequate process had been conducted to permit the Board to enter into the
Merger Agreement (a view with which the other directors strongly disagree). On this basis, the Board believed that Messrs. Ajdler and Brog, together with
Messrs. Feder and Greenberg, could adequately represent the best interests of
Topps' stockholders during the go-shop process.

                  On March 6, 2007, Mr. Ajdler delivered a letter to the Board in which he registered his opposition to the Merger Agreement, alleging that the process that led to the Merger Agreement was flawed because the Board "did not shop the company." He also stated that he intends to "actively solicit votes and campaign against the transaction." Mr. Ajdler was widely quoted to this effect in various news publications, including The Wall Street Journal and The Daily
Deal. Mr. Brog also made public statements to the effect that he opposed the
Merger. In an article that appeared in The Daily Deal on Friday, March 9, 2007
(which was subsequently filed by Mr. Ajdler with the Securities and Exchange
Commission), Mr. Ajdler stated: "At this point, we want to kill the deal, take the company over, improve the margins and create value, and then possibly sell the company." He also indicated that if stockholders reject the Merger, he intends to nominate additional candidates to the Board in an effort to gain a majority.

                  Given the publicly stated opposition to the Merger Agreement of Messrs. Ajdler and Brog, including Mr. Ajdler's stated intention to acquire control of the Board without buying the Company, the Board met on Tuesday, March
13, to reconsider whether Messrs. Ajdler and Brog could adequately represent the best interests of the Company's stockholders. At the meeting, the Board appointed Messrs. Feder and Greenberg to monitor day-to-day developments during the go-shop period and made clear that the Ad Hoc Committee no longer has such authority. In addition, the Board created an Executive Committee consisting of Messrs. Feder, Greenberg, Mauer, Nusbaum and Shorin. The Executive Committee
has been vested with the full power of the Board to the extent permitted by the
Delaware General Corporation Law, except that any decision as to whether a bona fide proposal constitutes a "Superior Proposal" within the meaning of the
Merger Agreement will be made by the Board.

                                      -3-

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 13, 2007

                                  THE TOPPS COMPANY, INC.

                                  By:     /s/ Catherine K. Jessup
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                                        Name:  Catherine K. Jessup
                                        Title: Vice President, CFO and Treasurer